UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2007

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED

(Exact name of registrant as specified in charter)

Nevada (State or other jurisdiction of incorporation)	000-49846 (Commission file number)	87-0638750 (I.R.S. Employer Identification Number)

20337 Rimview Place Walnut, California 91789 (Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:    (909) 468-2840

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry Into a Material Definitive Agreement

At March 31, 2007, China North East Petroleum Holdings Limited (the “Company”) owed Mr. Hong Jun Wang, its Chairman of the Board and President and Ms. Guizhi Ju, mother of Mr. Wang, an aggregate of $7,197,813 for short-term advances made to the Company in 2005, 2006 and 2007 (“Related Party Obligations”). These amounts were included in current and long-term liabilities on the Company’s audited balance sheet at December 31, 2006 and on the Company’s unaudited balance sheet at March 31, 2007, under the captions “Due to a Stockholder” and “Due to a Related Party.”

In addition, on January 26, 2007, the Company, through its 90% owned subsidiary Song Yuan North East Petroleum Technical Service Co., Ltd., a People’s Republic of China limited liability company, acquired all of the interests in Song Yuan City Yu Qiao Oil and Gas Development Limited Corporation, a PRC limited liability company. In consideration for the acquisition, the Company issued to Ms. Ju an aggregate of 10,000,000 shares of its common stock (the “Acquisition Shares”), having a market value of approximately US$3.1 million based on the preceding 30-day average of the high bid and the low ask price for the Company’s common stock as quoted on the Over-the-Counter Bulletin Board as of the Closing.

On June 29, 2007, the Company, Mr. Wang and Ms. Ju entered into an agreement pursuant to which Mr. Wang and Ms. Ju unconditionally and irrevocably contributed all of the Related Party Obligations and Ms. Ju unconditionally and irrevocably contributed all of the Acquisition Shares to the Company.

The Company will account for the contribution of the Related Party Obligations and the Acquisition Shares as contributions to the capital of the Company. As a contribution to capital, under PRC tax rules and regulations, this transaction is not expected to have any material tax consequences to the Company.

Item 9.01      Financial Statements and Exhibits

(d) Exhibits

Exhibit Index

Exhibit No.	Description

10.1	Capital Contribution Agreement, dated as of June 29, 2007, by and among the Company, Mr. Hong Jun Wang and Ms. Guizhi Ju

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 6, 2007

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED

By:	/s/ Wang Hong Jun
Wang Hong Jun
President